Exhibit 23.1

September 25, 2012

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of W270, Inc. of our report dated September 25, 2012, with respect to the balance sheets as of June 30, 2012 and 2011, and the related statements of income, cash flows, and shareholders’ deficit for the fiscal years period ended June 30, 2012 and 2011, which appears on Form 10-K of W270, Inc.

Very truly yours,

/s/PLS CPA

PLS CPA, A Professional Corp.

San Diego CA 92111

Registered with the Public Company Accounting Oversight Board